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                                                                     EXHIBIT 4.6

                                    GUARANTEE

                  GUARANTEE, dated as of May 7, 2003, made by LIN TV Corp. (the "Guarantor") in favor of JPMORGAN CHASE BANK, as Administrative Agent (as defined below) for the banks and other financial institutions or entities (the "Lenders") from time to time parties to the Amended and Restated Credit Agreement, dated as of February 7, 2003 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among LIN HOLDINGS CORP., a Delaware corporation ("Holdings"), LIN TELEVISION CORPORATION, a Delaware corporation (the "Borrower"), TELEVICENTRO OF PUERTO RICO, LLC, a Delaware limited liability company (the "Permitted Borrower"), the Lenders and JPMORGAN CHASE BANK, as administrative agent (in such capacity, the "Administrative Agent"), swingline lender and issuing lender.

                              W I T N E S S E T H:

                  WHEREAS, the Borrower desires to issue up to an aggregate of $350,000,000 in Senior Subordinated Indebtedness (as defined in the Credit Agreement) consisting of Exchangeable Senior Subordinated Debentures due 2033 (the "Exchangeable Senior Subordinated Notes") and/or Senior Subordinated Notes due 2013 (the "New Senior Subordinated Notes");

                  WHEREAS, in order to facilitate the successful syndication of the Exchangeable Senior Subordinated Notes and the New Senior Subordinated Notes and for the benefit of any existing or future Senior Subordinated Indebtedness and Senior Unsecured Indebtedness (as defined in the Credit Agreement) issued in accordance with the terms and conditions contained in the Credit Agreement, the Borrower desires that the Guarantor be permitted to guarantee the obligations of the Borrower with respect to Senior Unsecured Indebtedness and Senior Subordinated Indebtedness, including the Exchangeable Senior Subordinated Notes and the New Senior Subordinated Notes; and

                  WHEREAS, the Required Lenders (as defined in the Credit Agreement) and the Administrative Agent have consented (the "Consent") to the issuance by the Guarantor of guarantees in support of obligations of the Borrower with respect to Senior Unsecured Indebtedness and Senior Subordinated Indebtedness, provided that prior to or concurrently with the issuance of any such guarantees the Guarantor guarantee the Obligations (as defined in the Credit Agreement);

                  NOW, THEREFORE, the Guarantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties (as defined herein), as follows:

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                                   SECTION 1.

                                  DEFINED TERMS

                  1.1. Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms shall have the following meanings:

                  "Borrower Obligations": the collective reference to the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower and the Permitted Borrower to the Administrative Agent, the Swingline Lender, the Issuing Lender or to any Lender (or, in the case of Interest Rate Protection Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any Notes, any other Loan Documents, the Letters of Credit, any Interest Rate Protection Agreement entered into with any counterparty thereto who was a Lender (or any affiliate of any Lender) at the time such Interest Rate Protection Agreement was entered into or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, to the Swingline Lender, to the Issuing Lender or to any Lender that are required to be paid by the Borrower or the Permitted Borrower pursuant to the Credit Agreement) or otherwise.

                  "Guarantee": this LIN TV Corp. Guarantee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

                  "Material Adverse Affect": a material adverse effect on (a) the business, operations, properties, condition (financial or otherwise) or prospects of the Guarantor and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Guarantee or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Swingline Lender, the Issuing Lender or the Lenders hereunder or thereunder.

                   "Secured Parties": (i) the Lenders, (ii) the Administrative Agent, (iii) the Syndication Agent, (iv) the Co-Documentation Agents, (v) the Issuing Lender, (vi) each counterparty to an Interest Rate Protection Agreement entered into with the Borrower or Permitted Borrower if such counterparty was a Lender at the time the Interest Rate Protection Agreement was entered into,
(vii) the beneficiaries of each indemnification obligation undertaken by any Grantor under any Loan Document and (viii) the successors and assigns of each of the foregoing.

                  1.2. Other Definitional Provisions. (a) The words "hereof", "herein", "hereto" and "hereunder" and words of similar import when used in this Guarantee shall refer to this

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Guarantee as a whole and not to any particular provision of this Guarantee, and
Section and paragraph references are to this Guarantee unless otherwise specified.

                  (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   SECTION 2.

                                    GUARANTEE

                  2.1. Guarantee of Borrower Obligations. (a) The Guarantor hereby, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and the Permitted Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

                  (b) The Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any other Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Borrower Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee.

                  (c) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Guarantor under this subsection 2.1 shall in no event exceed the amount which can be guaranteed by the Guarantor under applicable federal and state laws relating to the insolvency of debtors.

                  (d) The Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing the guarantee contained in this subsection
2.1 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

                  (e) The Guarantor further agrees that its obligations with respect to any guarantee which it may issue in support of the Borrower's obligations under any Senior Subordinated Indebtedness, including the Exchangeable Senior Subordinated Notes and the New Senior Subordinated Notes, shall be subordinated to its obligations under this Guarantee and that any guarantee issued by it with respect to Senior Subordinated Indebtedness shall be on terms no less favorable to the Secured Parties than the subordination provisions of the Senior Subordinated Indebtedness to which such guarantee relates.

                  (f) The guarantee contained in this subsection 2.1 shall remain in full force and effect until all the Borrower Obligations and the obligations of the Guarantor under the guarantee contained in this subsection
2.1 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that

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from time to time during the term of the Credit Agreement the Borrower and the
Permitted Borrower may be free from any Borrower Obligations.

                  (g) No payment made by the Borrower, the Permitted Borrower, any other guarantor or any other Person or received or collected by the Administrative Agent or any Secured Party from the Borrower, the Permitted Borrower, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by the Guarantor in respect of the Borrower Obligations or any payment received or collected from the Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of the Guarantor hereunder until, subject to subsection 2.5, the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

                  2.2. No Subrogation. Notwithstanding any payment made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by the Administrative Agent or any Secured Parties, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrower, the Permitted Borrower or any other guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Secured Party for the payment of the Borrower Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower, Permitted Borrower or any other guarantor in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Secured Parties by the Borrower and the Permitted Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in accordance with the Credit Agreement.

                  2.3. Amendments, etc. with respect to the Borrower Obligations. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative

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Agent (or appropriate Secured Parties, as the case may be, in accordance with the Credit Agreement) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released in accordance with the terms of the Credit Agreement. Neither the Administrative Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or any property subject thereto.

                  2.4. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee contained in subsection 2.1 or acceptance of the guarantee contained in subsection 2.1; the Borrower Obligations, and any of them, shall conclusively be deemed to have been extended, and the Consent shall have conclusively been deemed to have been made, in reliance upon the guarantee contained in subsection 2.1; and all dealings between the Borrower, the Permitted Borrower, the Guarantor and any other guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in subsection 2.1. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, the Permitted Borrower or any other guarantor with respect to the Borrower Obligations. The Guarantor understands and agrees that the guarantee contained in subsection 2.1 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement, any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party,
(b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, the Permitted Borrower, any other guarantor or any other Person against the Administrative Agent or any Secured Party, other than payment in full of the Borrower Obligations (except as set forth elsewhere in this Agreement), or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower, the Permitted Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower, the Permitted Borrower or any other guarantor for the Borrower Obligations, or of the Guarantor under the guarantee contained in subsection 2.1, in bankruptcy or in any other instance (other than a defense of payment or performance). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, the Permitted Borrower, any other guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, the Permitted Borrower, any other guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, the Permitted Borrower, any other guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any obligation

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or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against the Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

                  2.5. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

                  2.6. Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the office of the Administrative Agent located at 1111 Fannin, 10th Floor, Houston, Texas 77002.

                                   SECTION 3.

                         REPRESENTATIONS AND WARRANTIES

                  3.1. Representatives and Warranties. (a) The Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) The Guarantor has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform this Guarantee and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Guarantee. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee. This Guarantee has been duly executed and delivered on behalf of the Guarantor. This Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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                  (c)      The execution, delivery and performance of this
Guarantee will not violate any Requirement of Law or material Contractual Obligation of the Guarantor or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or material Contractual Obligation (other than pursuant to this Guarantee).

                  (d) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or any of its Subsidiaries or against any of its or their respective properties or revenues
(x) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (y) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

                                   SECTION 4.

                                  MISCELLANEOUS

                  4.1. Amendments in Writing. Subject to the terms of the Credit Agreement, the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified by a written instrument executed by the Guarantor and the Administrative Agent.

                  4.2. Notices. All notices, requests and demands under this Guarantee shall be given in accordance with subsection 10.2 of the Credit Agreement. Any notice, request or demand to be given to the Guarantor shall be given in care of ("c/o") the Borrower at the Borrower's address or transmission number specified in or pursuant to such subsection 10.2 of the Credit Agreement.

                  4.3. Further Assurances. The Guarantor hereby covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Guarantee until payment in full of the Borrower Obligations then due and owing and the termination of the Revolving Credit Commitments (or the earlier termination of this Guarantee in accordance with subsection 2.1 hereof), at any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Guarantor, the Guarantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Guarantee and of the rights herein granted.

                  4.4. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 4.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Secured Party, any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder or under any Loan Document shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder or under any Loan Document on any one occasion shall not be

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construed as a bar to any right or remedy which the Administrative Agent or such
Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

                  4.5. Counterparts. This Guarantee may be executed on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Guarantee shall be lodged with the Administrative Agent.

                  4.6. Enforcement Expenses, Indemnification. (a) The Guarantor agrees to pay or reimburse each Secured Party and the Administrative Agent for all its costs and expenses incurred in collecting against the Guarantor under the guarantee contained in subsection 2, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

                  (b) The Guarantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guarantee to the same extent the Borrower would be required to do so pursuant to subsection 9.7 of the Credit Agreement.

                  (c) The agreements in this subsection 4.6 shall survive repayment of the Borrower Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

                  4.7. Set-Off. In addition to any rights and remedies of the Administrative Agent and the Secured Parties provided by law, the Administrative Agent and each Secured Party shall have the right, without prior notice to the Guarantor, any such notice being expressly waived by the Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by the Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party or any branch or agency thereof to or for the credit or the account of the Guarantor. The Administrative Agent and each Secured Party agrees promptly to notify the Guarantor and (if applicable) the Administrative Agent after any such set off and application made by the Administrative Agent or such Secured Party, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                  4.8. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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                  4.9.     Integration. This Guarantee represents the entire
agreement of the Guarantor and the Administrative Agent with respect to the subject matter hereof and there are no promises or representations by the Guarantor, the Administrative Agent or any other Secured Party relative to the subject matter hereof not reflected or referred to herein.

                  4.10. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent and the Secured Parties and their successors and assigns; provided that the Guarantor may not assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

                  4.11. GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  4.12. Submission To Jurisdiction; Waivers. The Guarantor hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Guarantee or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantor at its address referred to in subsection 4.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 4.12(e) any special, exemplary, punitive or consequential damages.

                  4.13. Acknowledgments. The Guarantor hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Guarantee;

                  (b) neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to the Guarantor arising out of or in connection with this Guarantee or

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any of the other Loan Documents and the relationship between Administrative
Agent and Secured Parties, on one hand, and the Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantor and the Secured Parties.

                  4.14. WAIVERS OF JURY TRIAL. THE GUARANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE AND FOR ANY COUNTERCLAIM THEREIN.

                  4.15. Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                  4.16. Releases. At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, this Guarantee and all obligations (other than those expressly stated to survive such termination) of the Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.

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                  IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the day first above written.

                                         LIN TV CORP.

                                         By: /s/ Deborah R. Jacobson
                                         Name: Deborah R. Jacobson
                                         Title: Vice President Corporate
                                                Development and Treasurer

ACKNOWLEDGED AND AGREED AS
OF THE DATE HEREOF BY:

JPMORGAN CHASE BANK, as Administrative Agent

By:___________________________
   Title:

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